Exhibit 7.1

Exhibit 7.1 – Joint Filing Agreement

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to Class A Common Stock and to the attachment of this agreement to the Schedule 13D as Exhibit 1 thereto.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 1st day of September, 2022.

Dated: September 1, 2022	PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC. /s/ Howard D. Punch, Jr.
Howard D. Punch, Jr. President

Dated: September 1, 2022	HOWARD D. PUNCH, JR. /s/ Howard D. Punch, Jr.